The Mosaic Co.	MOS	Q1 2016 Earnings Call	May 4, 2016
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PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President, Investor Relations, The Mosaic Co.
James C. O’Rourke – President, Chief Executive Officer & Director, The Mosaic Co.
Richard L. Mack – Chief Financial Officer & Executive Vice President, The Mosaic Co.
Mike Rahm – Vice President, Market & Strategic Analysis, The Mosaic Co.
Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.
Other Participants

Andrew Wong – Analyst, RBC Dominion Securities, Inc.
Vincent Stephen Andrews – Analyst, Morgan Stanley & Co. LLC
Jacob Bout – Analyst, CIBC World Markets, Inc.
Don Carson – Analyst, Susquehanna Financial Group LLLP
Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC (Broker)
Jonas Oxgaard – Analyst, Sanford C. Bernstein & Co. LLC
Joel Jackson – Analyst, BMO Capital Markets (Canada)
Ben Isaacson – Analyst, Scotia Capital, Inc. (Broker)
Jeffrey J. Zekauskas – Analyst, JPMorgan Securities LLC
Mark Connelly – Analyst, CLSA Americas LLC
Daniel Jester – Analyst, Citigroup Global Markets, Inc. (Broker)
Stephen Byrne – Analyst, Bank of America Merrill Lynch
John Roberts – Analyst, UBS Securities LLC
Michael Leith Piken – Analyst, Cleveland Research Co. LLC
Sandy H. Klugman – Analyst, Vertical Research Partners LLC
Yonah Weisz – Analyst, HSBC Bank Plc (Tel Aviv Branch)

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s First Quarter 2016 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions.

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President, Investor Relations

Thank you. And welcome to our first quarter 2016 earnings call. Presenting today will be Joc O’Rourke, President and Chief Executive Officer; and Rich Mack, Executive Vice President and Chief Financial Officer. We also have other members of the senior leadership team available to

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answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

In addition, during the call, we will present both GAAP and non-GAAP financial measures. Reconciliations of GAAP and non-GAAP measures are included in the presentation slides and in today’s press release.

Now, I’d like to turn it over to Joc.

James C. O’Rourke, President, Chief Executive Officer & Director

Good morning. Thank you for joining our call. Today, we’re going to focus on the actions Mosaic is taking so that we can continue to successfully navigate in this market environment. The key concepts we want you to understand are: first, Mosaic’s operational flexibility and solid balance sheet give us significant competitive advantages in a prolonged period of softer markets; second, we expect global demand for our products to be healthy, particularly in the second half of the year; and third, this management team has been through a number of cycles, and we have the experience and discipline to position Mosaic for success across the cycle.

I know that most of you understand the headwinds that we have been facing, so I won’t spend a lot of time belaboring the business environment. Suffice it to say, while the market environment has been challenging for crop nutrients in recent months, we fully understand and accept the cyclicality of our business, and know, from prior history, that this cycle, too, will turn for the better. It’s our responsibility to be well-positioned when this happens and to take advantage of opportunities the cycles present.

Grain and oilseed prices have stabilized, with the upward trend in recent weeks. In fact, both corn and soybean prices are higher today than they were 12 months ago. El Niño-related weather conditions around the world are creating concern for the current crop, which is driving a rally in soybean prices and firming corn prices.

These improvements, along with expectations that U.S. farmers will plant a big crop, underpin our strong fertilizer demand outlook for the remainder of the year, yet fertilizer prices remain low with our average realized prices for potash and phosphates coming in at $207 and $355 per tonne, respectively, in the first quarter. Our realized potash prices have fallen by over $80 per tonne compared with a year ago.

Several factors continue to impact fertilizer prices, including: the strong U.S. dollar, especially against key currencies in potash producing countries; ample channel inventories; declining farm incomes; lower raw material costs; perception of oversupply in potash; and deferred purchasing behavior while the market awaits the bellwether potash contact with China.

Demand has been slower to materialize than we anticipated. A short period of warm dry weather in Corn Belt in March created an expectation for an early spring, which just did not materialized as we

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progressed through the quarter. These conditions, taken together, led to a challenging start to the year, as we expected. Mosaic earned $257 million, or $0.73 per share, on revenue of $1.7 billion in our first quarter. Adjusted earnings per share totaled $0.14.

In the Potash business, we generated $86 million in operating earnings and reported a gross margin rate of 30%, excluding resource taxes. Our Phosphate operating earnings were $18 million, with a gross margin rate of 7%. Phosphate margins were impacted by a smaller in-season rebound in prices than we expected and the timing of raw material costs, which Rich will address in more detail shortly.

We continue to expect a strong second half, with improving global demand for the remainder of 2016. North American spring application is in full swing, and we’re seeing good indications from other key regions. Demand is high in Brazil, despite the political and economic turmoil. Similarly, in India, a good monsoon season and a constructive nutrient subsidy resolution, including unchanged potash subsidies despite lower market prices are driving strong khareef application.

Our outlook for the remainder of the year includes rising demand and respectable shipment volumes, as well as traditional seasonal pricing behavior. The recent run-up in agricultural commodity prices, combined with current nutrient prices, make our products very affordable. In fact, crop nutrients are more affordable today than they have been during the last five years. This gives us confidence in the second half outlook.

Now, let’s discuss the affirmative steps we’re taking to effectively manage our business and the levers that remain available. First, we are benefiting from our work to reduce expenses. Mosaic, today, is a low-cost producer and we are building on this competitive advantage. Two years ago, we announced a plan to obtain $500 million in cost savings. We are on track to achieve that goal, and we are working now to cut costs further.

With the current softness in the industry, we plan to reduce support function expenses by an additional $75 million per year, and expect most of the benefit to be realized in 2017. We are actively working on our plans in this area and intend to provide additional information and insights during our next earnings call.

We also plan to reduce our capital expenditures for 2016. During our last call, we provided capital guidance of $900 million to $1.1 billion. We are reducing our 2016 guidance to $800 million to $900 million. This reduction will not compromise employee safety or critical sustaining capital needs, but we are deferring or eliminating capital spending where we can.

In addition, we plan to continue our work to optimize our asset portfolio. We’ve made important progress over the last few years, including the sale of Hersey and the shutdown of MOP production at Carlsbad. We have exited underperforming businesses, regions, and assets. And we have curtained production when the markets softened.

We will continue to manage our asset base to match supply with global demand environment. This is an area where we will provide more detail, along with cost saving and medium-term capital spending, later this year.

At the same time, we are not just battening down the hatches. We are also looking for opportunities to invest, and we will continue to drive a culture of innovation so that Mosaic will continue to lead the industry across all cycles.

With that, I will ask Rich Mack to provide insight into our results for the quarter, as well as our guidance for the second quarter. Rich?

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Richard L. Mack, Chief Financial Officer & Executive Vice President

Thanks, Joc. I’d like to reiterate Joc’s key points. Mosaic is committed to maintaining a solid balance sheet because we understand the cyclicality of this business. We do have the ability to withstand difficult market conditions, seek opportunities and emerge strong and ready to outperform in better markets. And make no mistake. Better market will materialize at some point.

So, today, I’d like to begin by providing an overview of our results in each segment. In Potash, our shipment volumes came in at the low end of our expectations. We shipped just over 1.5 million tonnes of potash, with demand in North America hampered by weather and cautious purchasing behavior by our customers.

Potash prices drifted lower during the quarter, pressured by the seasonally-slow demand, the lack of a China contract, and additional product available in North America. In light of the market dynamics, our Potash gross margin rate of 30%, excluding resource taxes, was respectable. And it demonstrated our significant progress on cost control. We have made the difficult, but necessary, decisions to stop higher-cost production and curtail production elsewhere, and we have reduced spending across the business unit.

Our operating rate in Potash was 77%, which was within our guidance range. We are continuing to manage our production to meet customer needs and global demand. With the spring planting season finally in full swing in North America, demand is emerging. We expect global demand to surge when producers reach contracts with Chinese customers, which we expect to occur in the second quarter. Once that contract price has been set, we should see pent-up demand from other regions around the world, most notably India.

As a result, we now expect our global shipments for the year to be in the range of 7.5 million to 8.0 million tonnes, with more of those sales occurring in the second half of the year. In fact, our Q2 volume guidance assumes minimal shipments to China and India. We expect prices to remain range-bound, primarily due to the effects of the strong dollar and available global supply.

We anticipate average realized prices in the second quarter will be in the range of $180 to $200 per tonne. Prices will continue to put pressure on margins. And our expectation for the second quarter is for the Potash gross margin rate to be in the mid-to-high teens, excluding resource taxes. A sequential decline in realized prices, the negative impact of reduced operating rates, and a $50 reduction in average realized K-Mag prices are the main drivers of reduced segment profitability.

In the Phosphate segment, shipment volumes came in at the high end of our guidance at 2.2 million tonnes. Demand was good in Brazil and North America, while demand began to develop in India toward the end of the quarter. Market prices increased $40 per tonne in the first quarter, but we did not see quite the magnitude of improvements we expected, mostly due to the timing of North America planting and an increase in competition from imported product.

Lower finished phosphate prices, as well as the timing of raw material pricing, caused our Phosphate gross margin rate to fall below our expectations. We regularly discuss the impact of raw materials on our margin in Phosphates, so I’d like to explain that in a bit more detail now. There is a time lag between purchasing raw materials and selling finished phosphates. It generally takes three to four months for raw materials to move through the finished goods inventory and cost of goods sold and to be recognized in our financials.

Recently, finished phosphate prices declined faster than raw materials, leading us to sell higher cost inventory at lower prices, which put pressure on margins. While raw material prices are more stable today and sales volumes are picking up, phosphate prices are under pressure as Brazilians

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wait out the impact of the recently-strengthened real, while Indian importers are slow to purchase as they draw down inventories. As a result, margins in the second quarter will remain around 10%. We do expect both Brazil and India to import sizable volumes later in the year and also anticipate Phosphate gross margins to return to the high teens in the second half of 2016, where we will see the full benefits of the lower ammonia and sulfur prices.

For the second quarter, we expect Phosphate volumes to be in a range of 2.3 million to 2.6 million tonnes, with a sequential increase driven by rising seasonal demand. The year-over-year decline reflects our decision not to participate in certain geographies, most recently, for example, India and, to some extent, Brazil, where current offers, in our view, do not reflect favorable economics and ignore current global supply and demand dynamics. Our full-year volume expectations are now in the range of 9.0 million to 9.75 million tonnes, with the decline driven by a slower start to 2016.

In the International Distribution segment, volumes were slightly higher than expected. We experienced good demand in India and improving demand in Brazil, where access to farm credit began to improve last quarter. The economic and political situation in Brazil remains volatile, to say the least, and it is challenging to precisely forecast how it will affect farmers and farm credit in the months ahead. We are seeing evidence that farmers in Brazil are continuing to plan for big crops, which bodes well for fertilizer demand.

We do not expect a meaningful improvement in International Distribution profitability in the second quarter. In fact, our volume guidance reflects a decision not to pursue market share at these lower margins. The recent run-up in soybean prices, however, should help improve the profitability of our Distribution business later in the year.

Overall, we expect business conditions to improve in the second half of 2016. The three main drivers for this uptick include: one, as we’ve said, we expect global demand for potash and phosphate to accelerate in the second half. In fact, we continue to expect global shipments to be near all-time records. Two, as a result of these strong volumes, we expect to see higher operating rates driving lower costs in both our Potash and Phosphate businesses. And three, we expect the competitive environment to level out as the robust U.S. dollar tapers in value compared to other currencies.

For example, we’ve already seen the Brazilian real and the Russian ruble correct to a certain degree, and macroeconomic indicators suggest that further strengthening of those key currencies is not out of the question. Of course, that also means higher dollar-denominated operating cost for us in Canada, but we believe we are well-hedged against short-term Canadian dollar fluctuations. So, as Joc noted, in the current environment, Mosaic is focused on optimizing cash flow by influencing key levers which we have a meaningful degree of control over. This includes: reducing, or altogether eliminating, capital spending; finding ways to further materially reduce operating and support function costs; optimizing Mosaic’s portfolio of assets; driving working capital efficiency; and lastly, managing balance sheet targets relative to current liquidity requirements, such as investments and our dividend.

So, let’s start with capital. As Joc noted, we intend to reduce capital expenditures further this year by deferring, eliminating and reprioritizing investments. We expect CapEx to range from $800 million to $900 million, plus approximately $220 million for the Ma’aden project, which is down significantly from where we were projecting three months ago. On a normalized basis, Mosaic will spend roughly $500 million to $550 million in sustaining capital projects. In some years, this number may be higher, while in more challenging years, we will spend less.

In addition to typical sustaining capital, today we have three distinct projects that increase our CapEx requirements to the revised range that I highlighted above. These projects include Esterhazy K3, the Ma’aden joint venture, and Mosaic’s next-generation phosphate mine in Florida.

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Our Ma’aden spending will be concluded in 2017, and we will be allocating some capital for both K3 and the new phosphate mine for the next several years until completed; having said that, however, you should know that we are also evaluating further opportunities to reduce capital spending on the last two projects, as well as additional asset optimization scenarios across our entire organization.

To reiterate Joc’s points regarding expenses, we are moving quickly and aggressively to reduce support function costs. We are targeting an annual run rate savings of $75 million, the majority of which should be captured in calendar year 2017. A portion will also be realized in 2016, which is, in part, driving a reduction in full-year SG&A expenses, now expected to be in the range of $340 million to $360 million, down from $350 million to $370 million provided earlier in the year. We expect to have more detail on these initiatives on our second quarter earnings call.

Our balance sheet remains a source of strength and resilience. Our strong liquidity buffer of $2.5 billion exists for us to use when necessary for protection in difficult parts of the cycle. Our balance sheet strength also allows us to remain committed to our dividend in today’s market environment.

So, to summarize, we have built Mosaic, its operations, its talent base and its financial foundation to succeed across cycles in a business that we know to be cyclical. We are taking the actions necessary to adapt to this environment and to ensure Mosaic remains in a strong position, regardless of the market environment. We will continue to actively assess and manage our balance sheet and we will adapt, as necessary, should the down part of the cycle be longer or more pronounced than expected.

Now, I will turn the call back over to Joc for his concluding remarks.

James C. O’Rourke, President, Chief Executive Officer & Director

Thank you, Rich. At Mosaic, we are focused on what we can control. And we are executing during what we view to be the bottom of the cycle. We are reducing operating and capital spending, optimizing our portfolio, and using our balance sheet strength to ensure our resilience now and into the better price environment that we are sure will come.

We are not losing sight of the long term. We are executing all the good strategic moves we’ve made since 2013, driving innovation across the company and looking for opportunities to take advantage of our relative strength. The long term remains compelling for agriculture, crop nutrient and for Mosaic. Demand for our products continues to rise with the population and its never-ending demand for food. We intend to meet that demand by managing this company prudently, regardless of the market environment. Many of Mosaic’s leadership team have lived through four or more agricultural commodity cycles, spanning back to the mid-1980s. We have the experience to manage through this cyclicality and to recognize the opportunities that it presents.

Now, we will take your questions.

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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from Andrew Wong with RBC Capital Markets.

<Q – Andrew Wong – RBC Securities, Inc.>: So, I just wanted to touch on the Phosphate margin guidance. It’s a bit better quarter-over-quarter, which is good. I guess that’s some of the input cost savings. But I think it’s fair to say that it remains quite weak. So, in the presentation and in your prepared comments, you’ve mentioned that the Phosphate gross margin will go up to 15% to 20% in the second half of this year. Can you just talk about how much of that improvement will be driven by price versus benefit from lower input costs? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Thank you, Andrew. Yeah. Let me start; Joc O’Rourke here. Let me start by saying, certainly, we do expect some price increases in the second half, as demand really takes off around the globe. And I think to really put the phosphate market into its best perspective, I’m going to let Mike just talk about what he expects for global demand towards the second half, which is really what’s going to drive our second half results in Phosphate. Mike?

<A – Mike Rahm – The Mosaic Co.>: All right, thanks, Joc, and good morning, Andrew. Yeah. We have not changed our view on phosphate demand. We actually nudged up our point estimate for global shipments to about 65.6 million tonnes, and we narrowed our range from 65 million to 67 million to 65 million to 66 million.

If you look around the globe at some of the key markets, several positive developments there. In the case of India, I think there’s a growing optimism, as far as demand prospects due to a forecast for an above-normal monsoon. You’ve had some strengthening of the rupee. And we have a very workable subsidy scheme that was introduced at the beginning of their fiscal year.

When you look at a country like Brazil, local currency prices of key commodities like oils, like soybeans, sugar, coffee, are at near all-time highs. We think that underpins very good demand. You look at the fact that there’s been an early release of more credit. So, farmers have greater flexibility. The product is moving to the farm, so a lot of positive developments that make us optimistic for second half demand.

<A – Joc O’Rourke – The Mosaic Co.>: So, what that means, Andrew, in terms of margin, is, yes, we expect some price improvement. We certainly expect the raw material inputs will benefit from that as they fall through our products. And just as importantly, you’ve seen our operating costs that we’ve really have worked hard to reduce and as operating rates go back to more normal rates as this demand picks up, our costs will further decline. So, we expect to see, as we said earlier, pretty normal margin rates in the second half.

Operator: Your next question comes from Vincent Andrews with Morgan Stanley.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thanks, and good morning, everyone. Joc, I’m wondering if you have a view on whether or not Canpotex should consider shipping into Europe at all, just given there’s European assets starting up in Canada and there’s been an increase of imports into the U.S. over the past couple of years.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah, I guess, at this stage, as you’re aware, Canpotex – sorry, Vincent, welcome. At this stage, as you’re aware, Canpotex doesn’t ship a lot into Europe, although we do ship into Europe. I guess probably today, our disadvantage from a freight perspective probably makes Europe a less attractive market. And if you think about the markets as

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what goes to one place offsets somewhere else, we’re focusing on the areas where we can compete the best.

I’m going to let Rick just give a little more color, if he likes, to that.

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning, Vincent. Canpotex ships into Europe today mostly to industrial accounts that need white potash, and that ends up being a very good market. And I think Joc hit it. When we look at the freight grid, we’re much better off going to other markets than we are going into Europe.

Operator: Your next question comes from Jacob Bout with CIBC.

<Q – Jacob Bout – CIBC World Markets, Inc.>: Good morning. So, I think in your preamble there, you were talking or hinting about further asset rationalization in the Potash division. And just wanted to get your thoughts on how you’re thinking about K3. Is there a possibility that you ramp up the CapEx spend there and then have the ability to shut down K1, K2? You guys could lower your operating costs as well.

<A – Joc O’Rourke – The Mosaic Co.>: Well, good morning, Jacob. Welcome. Thank you for the question. Certainly, when we talk about asset rationalization, we’re talking about across our global footprint. We’ve proven before that we can optimize our costs in some time.

In terms of K3, we continue to drive K3 at an accelerated rate. Although we’ve reduced capital this year, we have done nothing to impact the critical path of K3. And certainly in early next decade, we’ll fully understand where the market is for that, and we’ll be making decisions on K3 based on those market conditions at the time.

So, we continue to match our production and sales with global demand, and we’ll rationalize our assets to satisfy that demand. Thanks.

Operator: Your next question comes from Don Carson with Susquehanna.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Yes. Hello. Two questions on potash, one, I noticed your pricing was boosted by the industrial and feed, and I wonder how long that premium will last. Is that just a lag that will soon go away?

And then, a broader question on Canpotex selling into Asia, you’ve got contract customers, yet we’ve seen cases, such as with India last year, where when the contract price is above the market price, they ask for an adjustment. And when you get into a delay in the negotiations over the new contract, it seems to paralyze the whole market. So, would Canpotex be better off moving to a spot basis with its Asian customers?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Don, I’m going to turn a lot of that over to Rick. I just start with your comment or question. Clearly, there are other ways we could be selling globally, including spot markets. And those discussions are, of course, being held in Canpotex, but I wouldn’t want to discuss Canpotex’s specific market strategies in this call for Mosaic. That would be something, I think, inappropriate for here, but, Rick, can you just talk about our pricing strategy in Canpotex in Asia?

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning, Don. In Asia, the two big markets there, India and China, have been contract markets. And I think Joc did a good job of portraying it. There probably needs to be some changes, but right now, [ph] when we’re in (28:27) the midst of a discussion about that contract for the remainder of the year, it doesn’t do any of us any good to speculate on whether we go contract or spot.

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Your second question on industrial and feed accounts -- those contracts have a lagging pricing formula. And those differences will become less as we get through into the second half of the year.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Okay. Thank you.

Operator: Your next question comes from Chris Parkinson of Credit Suisse.

<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC (Broker)>: Perfect. Thank you very much. Can you just comment on your expectations for international phosphate prices, specifically in India and Southeast Asia, as recent tenders have been in the kind of 350-ish or even slightly lower range? You alluded to this in your prepared remarks, but, in general, how should we think about your intentions to participate at these levels or lack thereof, particularly if activity’s already over-subscribed? And just any color on your expectations for netbacks would be greatly appreciated. Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Thanks, Chris. In terms of-- generally, I think I’m going to first just highlight that where the market pricing and over-participation, as you say, has been high, Mosaic has taken the position of actually walking away from those markets where we’re not getting what we consider to be acceptable returns. Now, having said that, we are price-takers in the end, and we have to meet market. So in terms of our expectation for phosphate pricing in India, I think the issue there is really about the subsidies and what the retail prices are in India and how that fits in. And for that, I’m going to ask Rick and Mike to just touch on that.

<A – Mike Rahm – The Mosaic Co.>: Okay. Yeah, just a couple things in terms of possible second half pricing. One, I think we mentioned before that we think there could be a pretty strong bunching of demand. So we think Brazil will be in the market, India will be in the market, and North America in the fall will be all active at pretty much the same time. So, there’s the potential for some strong seasonal pressures, we believe. I think the second point is that raw material costs have come down a lot. And then, that’s been part of the reason for the drop in phosphate prices, and those costs are beginning to stabilize. So I don’t think there’s going to be quite as many tailwinds from lower raw material costs.

And then, a third point is some of the currency changes that have taken place is beginning to pinch margins for some of those producers, who’ve greatly benefited from a depreciated currency. And then, finally, as Joc mentioned, the subsidies that was announced in India is a very workable subsidy. And I think it remains to be seen how the market sort of sorts out the spoils of that subsidy. If there is a bunching and you get some price pressure, certainly, the Indians can afford to pay more. We’ve done some real simple analysis that shows if retail prices drop slightly in India, certainly the Indians can afford to pay prices up into the 380s. So I think there is the potential there for lots of things combining to provide some uplift in prices second half. Rick?

<A – Rick McLellan – The Mosaic Co.>: Yeah. I think, Mike, you’ve nailed it on the impact of India and Southeast Asia pricing. I think the good thing to look at is in the near-term, we’ve seen an uptick in prices into India and into Pakistan, which is a good first step at a time when Indians have deferred buying. So, when they come with full force, we think that creates a different pricing environment. And if I was an Indian buyer, I’d be stepping in and getting some cover at these levels.

And as we look at what the impact is on netbacks, Joc talked about it earlier, but we see slight improvement in prices. We see the impact of raw materials in the second half hitting us positively, and we see the fact that with the plants running at more normalized operational rate, we see all those three things positively impacting our margins.

Operator: Your next question comes from Jonas Oxgaard with Bernstein.

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<Q – Jonas Oxgaard – Sanford C. Bernstein & Co. LLC>: Hi, guys; morning. Two questions, if you don’t mind. The first one, I was trying to reconcile the potash prices you had on slide seven, I think, you said $207 realized. And then, you guide to $180 to $200. Am I comparing apples-to-apples when looking at those two numbers?

And the second question is completely different. You took down the CapEx both internally and for Ma’aden. Does that mean we’re pushing out the start dates, particularly for Ma’aden, or how should I think about this?

<A – Joc O’Rourke – The Mosaic Co.>: Hi, Jonas. Good morning. Good to hear your voice. I’m going to hand both of those over to Rich Mack. I think the first question is really about the math and existing market rates. And then, the second question I think as a board member of Ma’aden, Rich can probably give you the most color.

<A – Rich Mack – The Mosaic Co.>: Sure. Thanks, Joc, and good morning, Jonas. With respect to your first question, yes, it is apples-to-apples. And it really goes to, I think it was Don’s question earlier and that is, we benefited in the first quarter from some of the industrial and K-Mag sales that are at higher prices compared to where they will be in the second quarter. Recently, we’ve seen a precipitous decline, for example, in SOP and that results in some recalibrating for K-Mag prices, just to give one example.

And then on Ma’aden, what you should assume there is this is basically a timing issue with respect to capital. We would effectively guide exactly as we have in the past and that is ammonia production will start in the fourth quarter of this year. I think we are anticipating somewhere in the vicinity of 300,000 tonnes of ammonia that will be produced out of the Ma’aden joint venture in 2016.

Phosphate production will start sometime in the middle part of 2017. Both of those points in time are generally consistent with what we talked about previously. So, think of the deferral in capital in 2016 related to Ma’aden to be something that will be picked up in 2017.

Operator: Next question comes from Joel Jackson with BMO Capital Markets.

<Q – Joel Jackson – BMO Capital Markets (Canada)>: Hi. Good morning. Wondering if you could talk a little bit about the strategy in Brazil on potash, my understanding was the distribution arm, your distribution arm, bought tonnes from Eastern European suppliers this past few months to try to ease some of the burden in the country. And also, I know a few months ago when prices were as low $210 a tonne, your distribution arm was going in and trying to buy tonnes and couldn’t. Can you talk about now if you’re going in and trying to buy tonnes at $215 and $220, if you’re finding volume from European competitors on potash? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Hi. Good morning, Joel. Thanks. I’m going to just hand this straight over to Rick. This question’s come up before and I think we need to probably nip it.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning, Joel, and thanks for your question. As far as our Distribution business, we did step in and buy tonnes outside of – Canpotex is our primary supplier, in fact, our sole supplier, but we did step in during a period where they had less tonnes going to the market and bough some from third parties. That continues into the second quarter. It’s not a huge amount of tonnes. And frankly, we’ve been able to manage through kind of a tightness in the marketplace, so that’s first.

There was some question of us buying up some tonnes in North America and trying to move them into our own Distribution business taking an arbitrage on the price spreads from the center Gulf to

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move them into our Brazil business. That, we could not collect up enough to make a vessel truly work, but that arbitrage is there. And if prices remain lower in North America, that would sure lead the opportunity for somebody to play that game.

Operator: Your next question comes from Ben Isaacson with Scotiabank.

<Q – Ben Isaacson – Scotia Capital, Inc. (Broker)>: Hi. Thank you. Just looking at Slide 23 on P&K shipments to China and I was wondering if you could talk a little bit about how influential China is on your Phosphate business, particularly with respect to do you see net capacity growing or shrinking over the next couple of years? Are the Chinese price-setters either all year or perhaps on a seasonal basis? And are the Chinese disciplined when it comes to phosphate production? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Ben. Most of this I’m just going to hand over to Mike, who really spends a lot of time analyzing this market very carefully. And I think, though, I will say in general our expectations. And I think if you read the major analyst companies, their expectation is Chinese capacity over time will remain flat and will possibly shrink. So, that’s basically what’s in our plan. But I think to give better detailing, I’m going to hand it straight to Mike.

<A – Mike Rahm – The Mosaic Co.>: Sure. Good morning, Ben. I guess several components to that question. Let’s talk about the export numbers first. According to Chinese Customs Statistics, first quarter exports were down about 560,000 tonnes from a year ago. We think that that will continue in the last three quarters of the year. And our last estimate from our Chinese team indicates that we believe that Chinese exports will be down about 2 million tonnes for the year, from the record 11.7 million last year to about 9.6 million tonnes this year.

As you know, the Chinese have stopped building phosphate plants after this dramatic expansion over the past 10 years. And, as Joc mentioned, we think that there will be some restructuring that takes place in what’s a very heterogeneous industry there. And that over time, exports probably will stabilize somewhere in that 7 million to 8 million tonne range.

There is an analog, if you looked at what happened on the nitrogen side of the business. I think 2015 was the first year where closures of ammonia capacity exceeded increases in capacity. And so, capacity in China can decline. And we think that over the next five years, you will see a significant restructuring and China becomes certainly a large, but a more stable player in our market.

Operator: Your next question comes from Jeff Zekauskas with JPMorgan.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Thanks very much. You talked about the cycle being cyclically weak at this juncture. Notwithstanding that, is it the case that you’d contemplate any meaningful acquisitions? And should you make them, how much are you willing to leverage your balance sheet?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Jeff, good morning. Thank you. So, if I understand, are we contemplating acquisitions and what would we be willing to lever? Let me start this off, and then I’m going to hand it to Rich, but yeah, we look at this part of the cycle, and we’re actively looking for opportunities to grow our company over the long term. And we believe this part of the cycle may be opening up opportunities for value that might not exist in other parts of the cycle. That being said, our basic philosophy is any acquisition we make has to meet a return on capital requirement, that meets cost to capital, plus a risk premium, plus a return to shareholders. And then with the share price where it is today, we have the added need of it having to compete with the potential to just buy back our own shares.

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In terms of leveraging up, yes, we would be able to lever up. And we have said before we would go beyond our normal 2-to-1 debt-to-EBITDA ratio for the right investment, but realize that we are very conscious of our credit rating, and we’re committed to maintaining that. Now, having said that, we expect any acquisition would come with its own earnings, which would offset some of that.

Rich, do you want to add some color to that?

<A – Rich Mack – The Mosaic Co.>: I think you’ve covered it, Joc. I would just say, Jeff, Mosaic will be disciplined through any process that we undertake. And I think we’ve noted this before. Mosaic was essentially evolved through acquisitions during the down part of the cycle. And so there certainly are opportunities that come in front of us. I’ve mentioned before almost any phosphate or potash opportunity will come across our desk. And if the circumstances are right, we have the balance sheet capability to do it. And we definitely will stay disciplined, and we are committed to maintaining an investment grade credit rating.

<A – Joc O’Rourke – The Mosaic Co.>: And one other point, Jeff. I just want to make, this discipline means we’re going to be just as happy to walk away from things if we can’t get them at a price that we believe adds real value to our shareholders.

Operator: Your next question is from Mark Connelly with CLSA.

<Q – Mark Connelly – CLSA Americas LLC>: Joc, you mentioned declining farm income in your opening comments, but how significant a role has that actually played with nutrient prices going down? And as I measure it, nutrients got cheaper and farm income didn’t really go down that much in North America this year. So, I’m just curious. You listed it as one of several issues, but how big is it really?

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Mark. And actually, it’s a great point. Rick and I were with one of our major customers just last week, and they have a relatively detailed analysis of the different costs. And of all the costs, I think potash and phosphate amounted to $61 per acre on a farm in your Indiana-Illinois-type area. Interestingly enough, you’re glyphosates and chemicals came to a higher number than that. Nitrogen came to over $100 and seed well over $100.

So, if you look at a farmer and affordability from just that analysis, it really says that if a farmer wants to maximize his revenue from every acre, the last thing you should be doing today is compromising the amount of fertilizer he puts down. Rick, did you want to add anything to that?

<A – Rick McLellan – The Mosaic Co.>: No. And I think that the changes in commodity prices have truly been positive, given where crop nutrient prices are at. I think the issue is is that in a period with everyone, where farmers have lived with prices that are much higher than they are today, there is a percentage of farmers that, at today’s prices and nutrient costs and all the inputs, aren’t going to make money. And I think that’s one thing. That’s why we mentioned it is that we’re going to go through a period where we just have to understand what real farm income is. And whether it’s in Brazil or in North America, we see those things happening. Mike?

<A – Mike Rahm – The Mosaic Co.>: The other thing -- if you just look at North American shipments of potash and phosphate, I mean, they have been remarkably constant for about the last five years or since the financial crisis, and both of them right in that 9 million metric tonnes. So, while there might be front page stories in The Wall Street Journal about the difficulty of Farmer Jones in Decatur, Illinois, the proof is in the pudding as far as the actual shipments, and they’ve been very, very constant.

Operator: Your next question comes from P.J. Juvekar with Citigroup.

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<Q – Dan Jester – Citigroup Global Markets, Inc. (Broker)>: Hey. Good morning. This is Dan Jester on for P.J. Just want to clarify one thing. The $500 million cost savings program you announced a few years back -- is that complete? And if not, how much do you have left to get on that?

And secondly, if I recall correctly, you were going to start a new sulfur melter this past quarter. Did that start up? And maybe talk about what the impact on your sulfur cost could be. Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Okay, Dan. Thanks a lot. Let me start with the $500 million. The $500 million program was a five-year program to take out reoccurring costs over that timeframe. We announced that three years ago. And I would say we are certainly on track for it, and probably a little bit ahead of track. We still have some areas where we think we can get some further reductions in both G&A and operating costs, but you can see in our results that a good chunk of that is flowing through our results today, as you’re well aware. I mean, our Potash costs are flat, despite a 16% reduction in our operating rates. Our Phosphate conversion costs are lower, despite a significantly lower operating rate. And we’ve held our phosphate raw costs flat for several years. And all this is part of that program.

You can see our SG&A costs this year down 10%. So, overall, you can see the results as they flow through, but we still have some cost left to come. But it’s going very well.

In terms of the sulfur melter, that sulfur melter is now running. Where that will probably have the biggest impact, and you’ve seen the sulfur prices in the Gulf come down recently. I think what it’s done is it’s forced the trade flow to go to what makes the best sense. And so what we will see in terms of costs is probably not a significant decrease, but what we will see is the center Gulf liquid sulfur market going down to trading at a discount to solid sulfur again, as it has five, 10 years ago.

Operator: Your next question comes from Steve Byrne with Bank of America.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Hi. Mike had a few remarks earlier about the outlook for India and Brazil. And I wanted to just drill into U.S. and China a bit here. And with respect to the U.S., given your view of fall applications of P&K and where the spring looks like it’s trailing out here, would you say the P&K applications in this fertilizer year that we’re in right now will fall short of historical levels or compared to, say, what was removed with last year’s harvest? So, that’s a U.S. question.

One over on China -- it appears to us that crop yields in that country could be constrained by under-application of potash, in spite of over-application of nitrogen. Would be interested in your view on that and what do you think is the mechanism for those proportions to change over time?

<A – Joc O’Rourke – The Mosaic Co.>: All right. Thanks. Lot of questions, I’m going to hand it straight to Mike to go through this. We want to get through everybody’s questions.

<A – Mike Rahm – The Mosaic Co.>: Okay. Yeah. Thanks, Steve, and good morning. And I’ll make some comments and I think Rick probably has some comments as well. In the U.S., as far as the spring application season goes, I guess we would characterize it as a strong season. We’re seeing good shipments, no indication of changes in application rates. And as we mentioned before, we believe that P&K shipments will continue to be in that 9 million metric tonne range. So that’s the situation in the U.S.

And obviously, the spring season is pretty much complete and history. And now, we’re beginning to look ahead for fall season. And certainly, when you look at futures prices, you have corn and soybeans still at relatively high levels. Assuming there’s a decent crop and a good pull of nutrients, we have no reason to think that the fall application season is going to let up at all. And I guess a

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positive in North America -- we think the pipeline has been pulled down to much more normal levels or even lower levels after seeing some elevated stocks.

In China, yeah, I think your point is spot on. We expect that. As you know, China has announced zero growth policy after 2020. And they’ve also announced some changes in their crop support prices. And in terms of no growth, I think you’ll see maybe a reallocation of nutrients from nitrogen into phosphate and especially potash.

And I think there’s some evidence of that taking place already, because last year, China had record potash imports of over 9 million tonnes, domestic production was up, and their potash shipments are on the rise. And I think that, clearly, is evidence of acknowledging the problem you bring up. Rick, do you have anything?

<A – Rick McLellan – The Mosaic Co.>: No. I think you’ve got it covered, Mike.

Operator: Your next question is from John Roberts with UBS.

<Q – John Roberts – UBS Securities LLC>: Morning. Can you hear me?

<A – Joc O’Rourke – The Mosaic Co.>: Yep.

<Q – John Roberts – UBS Securities LLC>: Thank you. If you don’t get a Chinese potash agreement this quarter, I assume your full-year outlook would be worse because pent-up demand would continue to be deferred, but do you think that price would still be stable in that scenario? That is, do you think that price may have stabilized in part here because of expectations of a near-term agreement and things could get sloppy again if we don’t get that?

<A – Joc O’Rourke – The Mosaic Co.>: I’m going to hand that straight to Rick just to answer that as a...

<A – Rick McLellan – The Mosaic Co.>: Good morning, John. Our expectation is for the contract to get completed with the Chinese during the second quarter. So, if it didn’t happen, I think that how we operate would be to match up our production to what we believe the market is going to be. And we’ll continue to operate that way.

Operator: Your next question is from Michael Piken with Cleveland Research.

<Q – Mike Piken – Cleveland Research Co. LLC>: Yeah, good morning. Just a couple of quick questions, the first one being, in terms of your longer-term strategy, I mean, if the market on potash, in particular, appears to be over-supplied, what is the potential for Canpotex producers to continue to cut production if other producers are running at very high operating rates, particularly those that are higher on the cost curve than you guys?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Look, let me start by saying, and I’m reiterating a point I think we’ve made a number times, which is we don’t see the market as really being all that out of balance. You have a weak market today because of cyclicality. You’ve also had the impact of seasonality. And the two have combined to create a situation that’s pretty difficult for that market. That being said, we believe once the normal flow starts, i.e., once the Chinese contract is in place, once India starts buying and they get a contract in place, the demand gets sopped up pretty darn quickly, and that everybody goes back to more normal operating rates. So, when you ask the long-term, our expectations are Canpotex and Mosaic will continue to match global demand with our available production, as we have in the first quarter. And that we don’t see any reason for that to change at this point.

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Operator: Your next question comes from Sandy Klugman with Vertical Research Partners.

<Q – Sandy Klugman – Vertical Research Partners LLC>: Thank you. A couple questions, one, how has the challenging backdrop for growers impacted demand for higher margin products, such as MicroEssentials? Second question is any thoughts on how India’s pending phosphoric acid settlement will impact the region’s desire to import that versus producing the product locally? And then finally, on the longer-term supply demand balance from the phosphate industry, what are your thoughts on how quickly OCP will bring on new granulation capacity?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. There’s three there. Thanks, Sandy. There’s three there. I’m going to try and get all three. First of all, MicroEssentials, our limit to selling MicroEssentials so far has been our production capacity. We have just completed a $225 million increase in capacity at our New Wales plant, which will give us the capacity to produce 3.5 million tonnes.

As per the earlier question about the economics of buying fertilizer, we believe the economics of using MicroEssentials is better than it’s ever been because of the challenging market, not despite the challenging market. So, I would say, first of all, we expect the careful producer will be doing everything they can to increase yield per acre, which includes using the best quality premium products, which would be like our MicroEssentials product or our K-Mag or any of those products that tend to bring on better yield.

In terms of P2O5 to India, I’m going throw that straight over to Rick.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning. With P2O5, with the acid contract into India, I think there’s already been contracts closed into Europe that are at higher levels. I think how the Indian producers think about their phosphoric acid contract is they’re producing more NPKs because that allows them to maximize their return from the subsidy. And if you look, in our forecasts, we show less DAP being produced in India, which in turn leads to more imports.

<A – Joc O’Rourke – The Mosaic Co.>: And I’ll just quickly touch on the OCP. Obviously, we don’t have any information that you don’t have that’s been publicly stated, but OCP has publicly stated that they will contribute, I believe, half the world’s growth by their granulation growth. So, I’m assuming that is exactly what they’ll do.

We have time for one last question on the thing here. So, let’s keep moving.

Operator: You’re next question is from Yonah Weisz with HSBC Bank.

<Q – Yonah Weisz – HSBC Bank Plc (Tel Aviv Branch)>: Hi there. Thanks for taking the question. A question actually is on your balance sheet, and on some ideas of capital allocation. In the past, you’ve talked about keeping a $1 billion cash buffer on your balance sheet. There’s a chance, I guess, with lower profits and good amount of capital spending, that you may eat into that buffer and go lower than $1 billion of cash on the balance sheet. So, I guess I’m curious to know how low can you go or do you want to go below that $1 billion mark for cash on the balance sheet before something critical happens, like you have to, for example, perhaps cut a dividend or take some serious cuts into your capital spending?

<A – Joc O’Rourke – The Mosaic Co.>: Well, thank you, Yonah. Let me quickly touch on this, and then I’ll hand it to Rich for a second. But the liquidity buffer we carry is $2.5 billion, and exactly what the name implies, it is a buffer for short-term liquidity. Today, we have announced significant cost reductions, further capital reductions, to minimize the impact on that liquidity buffer. But if our cash needs exceed our short-term generation, we will dip into that buffer.

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Rich, do you want say anything on that?

<A – Rich Mack – The Mosaic Co.>: Yeah. Yonah, I would say that you should just think of what our end goal here is to have about $2.5 billion of total available liquidity, and that can be comprised of either cash on balance sheet or available revolver capacity. And so, at times, that will fluctuate up and down. Today, we still have a very strong cash balance on our balance sheet. And we certainly, we believe with the conservative way in which we have managed our balance sheet in the past, we’ve got the opportunity to weather any market challenges that might come our way.

James C. O’Rourke, President, Chief Executive Officer & Director

Okay. With that, I’d like to close off. And let me just make a couple of closing comments. I know there’s at least one other company reporting today, so we don’t want to cut into their time. Look, we fully expect the markets to strengthen as the year progresses. With that said, year-to-date, our production rates are down, consistent with our intention to balance production with sales and global demand.

I want to highlight some positive steps, though, that we’ve taken to reduce our spending, so that Mosaic can weather this current environment and thrive across the cycle. We’ve held our production costs flat year-over-year in Potash, despite a 16% reduction in our operating rate. This represents good cost management, as well as some currency benefits. I want to point out our brine inflow cost, while somewhat dependent on Mother Nature, these are down by $70 million to $90 million from the peak, largely due to good cost control, good technology application and some currency benefits.

In Phosphates, we’ve driven our conversion cost lower, despite a significant lower operating rate. And we’ve held the cash costs of our mining operations flat over several years. We attribute both of those to good cost management. We’ve reduced our annual capital spending expectations this year by $200 million plus deferred almost $100 million in spending for Ma’aden. Our SG&A costs are down 10% year-over-year, as lower incentives are driven by our performance. And our performance reflect the challenging market environment. And we’ve lowered our full-year SG&A guidance. This clearly demonstrates the benefits of our work to continue to be the low-cost producer in potash and phosphates.

So, with that, I want to conclude our call by reiterating our key messages. We have the operating flexibility and balance sheet we need to weather to current market environment. We fully expect the markets to improve in the second half of this year. And we understand and are prepared for the cyclical nature of this business. The long-term remains very promising, and we manage this company for long-term success.

Thank you for joining the call. Have a great day. Thank you.

Operator: Thank you for joining The Mosaic Company’s first quarter 2016 earnings conference call. You may now disconnect.

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